Exhibit 19.2
Supplemental Insider Trading Policy for Designated Insiders

This Supplemental Insider Trading Policy for Designated Insiders (the “Supplemental Policy”) of MeridianLink, Inc. and its subsidiaries (collectively, the “Company”) sets forth additional restrictions regarding trading in the Company’s securities as described below by certain designated individuals within the Company who are likely to have access to material non-public information about the Company in the normal performance of their duties. This Supplemental Policy, together with the Company’s Insider Trading Policy, is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of its personnel, and to help its personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with the Insider Trading Policy and this Supplemental Policy.

I.    Overview

A.Who does this Supplemental Policy Apply to?

This Supplemental Policy is applicable to the following individuals (collectively, and solely for the purposes of this Supplemental Policy, these individuals are referred to as “Designated Insiders”):

•each member of the Company’s board of directors;

•each officer of the Company who has been designated by the Company’s board of directors as an “executive officer” for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (each, a “Section 16 officer”); and

•certain additional persons that the Company may from time to time designate as being subject to this Supplemental Policy due to their position within the Company and access to material non-public information.

You will be notified if you are a Designated Insider and subject to this Supplemental Policy, as well as any subsequent changes to your designation as an insider. This Supplemental Policy applies to any and all transactions by Designated Insiders and their Affiliates (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options, or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

This Supplemental Policy also applies to the following individuals (collectively, these individuals and entities are referred to as “Affiliates”):

•Family members, including (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (materially contributing to financial support would include, for example, paying an individual’s rent, but not just a phone bill);

•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations, and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Additional Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws. Notwithstanding the foregoing, this Supplemental Policy does not apply to Thoma Bravo, L.P. or any of its affiliated investment funds.

You are responsible for ensuring compliance with this Supplemental Policy, including the Additional Trading Procedures, by all of your Affiliates.

B.How Do You Report a Violation of this Supplemental Policy?

If you have a question about this Supplemental Policy, including whether certain information you are aware of is material or has been made public, please consult with the Compliance Officer. In addition, if you violate this Supplemental Policy or any federal or state laws governing insider trading, or know of any such violation by any Designated Insider of the Company, you must report the violation immediately to the Compliance Officer.

II.    Additional Trading Procedures

In addition to the restrictions on trading (for example, special closed trading periods) in Company securities in our Insider Trading Policy, Designated Insiders and their Affiliates are subject to the following restrictions:

A.No Trading Except During Trading Windows

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although a Designated Insider may not know the financial results prior to public announcement, if you engage in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject you and the Company to a charge of insider trading. Therefore, subject to limited exceptions described in this Policy, Designated Insiders may trade in Company securities only during four quarterly trading windows. Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s issuance of an earnings press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the 14th day before the end of the then-current quarter. Designated Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan (as defined and further described below) or (b) if granted a waiver in accordance with the procedure for waivers as described below.

B.Pre-Clearance Procedures

Designated Insiders may not trade in Company securities, including gifts and other distributions in kind, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures below. The Compliance Officer will review and either approve or prohibit all proposed trades by Designated Insiders and may consult with the Company’s other officers and/or outside legal counsel and will receive approval for their own trades from the General Counsel.

To trade in Company securities all Designated Insiders must do the following:

•for the first transaction in each open window, seek approval to trade from the member of the Company’s executive leadership team (“ELT”) to whom they report most directly, or their successor or designee as determined by the Compliance Officer;

•provide evidence of ELT approval to and notify the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Supplemental Policy as Exhibit A. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if possible, be received by the Compliance Officer within two (2) business days prior to the intended trade date;

•certify to the Compliance Officer in writing prior to the proposed trade(s) that they are not in possession of material, nonpublic information concerning the Company;

•if the Designated Insider is a Section 16 officer, inform the Compliance Officer, using the Stock Transaction Request form, whether, to their best knowledge, (a) they have (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•receive certified approval in writing by the Compliance Officer or their designee of the requested trade(s), which, unless revoked, such approval will specify the approved trading dates and will generally remain valid until the close of trading on the third business day for which permission was granted. The certification may be made via digitally-signed electronic mail (including DocuSign).

The Compliance Officer does not assume the responsibility for, and approval by the Compliance Officer does not protect the Designated Insider from, the consequences of prohibited insider trading.

Additional Information

Designated Insiders will provide to the Compliance Officer any documentation reasonably requested pertaining to the above procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.

Designated Insiders who are Section 16 officers shall inform their broker-dealers that (a) the Designated Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Designated Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Designated Insider and/or Compliance Officer on the day of a trade.

No Obligation to Approve Trades

The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by a Designated Insider. The Compliance Officer may reject any trading request at their sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Designated Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Designated Insider is not aware of the material, nonpublic development involving the Company, if any Designated Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Designated Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Designated Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Designated Insider once the material, nonpublic development is disclosed to the public or resolved. If a Designated Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

Completion of Trades

After receiving written clearance to engage in a trade signed by the Compliance Officer, a Designated Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if a Designated Insider has received clearance from the Compliance Officer, the Designated Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Designated Insider has otherwise received notice that the trading window has closed or (iii) the Designated Insider has or acquires material, nonpublic information.

Post-Trade Reporting

Any transactions in the Company’s securities by a director or a Section 16 officer or their Affiliates (including transactions effected pursuant to a Rule 10b5-1 Plan (as defined and further described below)) must be reported to the Compliance Officer on the same day in which such a transaction occurs. Each report should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected and whether the trade was made pursuant to a valid Rule 10b5-1 Plan. This reporting requirement may be satisfied by sending (or having such person’s broker send) duplicate confirmations of trades to the Compliance Officer if the information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline includes mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.Additional Exemptions

In addition to the exemptions set forth below, the Additional Trading Procedures discussed above do not apply to those transactions discussed in the Company’s Insider Trading Policy under the heading “Exemptions.”

Pre-Approved Rule 10b5-1 Plan

Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will also not be subject to the Company’s trading windows, or pre-clearance procedures, and Designated Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5- 1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements, or instructions that meet certain requirements. A trading plan, arrangement, or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Designated Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

Employee Benefit Plans

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Additional Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, directors and Section 16 officers must comply with the post-trade reporting requirement described in Section II.A. above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Supplemental Policy, including the Additional Trading Procedures noted above. Moreover, the Additional Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Additional Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Designated Insider in compliance with the Additional Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Additional Trading Procedures do not apply to periodic wage withholding contributions by the Company or Designated Insiders that are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) or the election to participate in the ESPP. However, Designated Insiders may not: (a) elect to participate in the ESPP, terminate their participation in the ESPP, or alter their instructions regarding the level of withholding or purchase by the Designated Insider of Company securities under the ESPP while in possession of material, nonpublic information at the time of such election, termination, or alteration; or (b) make cash contributions to the plan (other than through periodic wage withholding) without complying with the Trading Procedures. Furthermore, any sale of securities acquired under the ESPP is subject to the prohibitions and restrictions of the Additional Trading Procedures.

D.Waivers

A waiver of any provision of this Supplemental Policy, or the Additional Trading Procedures, in a specific instance may be authorized in writing by the Compliance Officer, and any waiver will be reported to the Company’s Audit Committee.

III.    Acknowledgement

This Supplemental Policy will be delivered to all current Designated Insiders at the start of their employment or relationship with the Company or upon designation as a Designated Insider. Upon first receiving a copy of this Supplemental Policy and at any later date upon the Company’s request, each Designated Insider must acknowledge that they have received a copy and agree to comply with the terms of this Supplemental Policy (including any amendments or modifications), and the Additional Trading Procedures. The acknowledgment attached as Exhibit B may be manually or electronically completed and must be promptly returned to the Company.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Supplemental Policy, including the Additional Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Questions regarding this Supplemental Insider Trading Policy for Designated Insiders may be directed to the Compliance Officer.

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Adopted by the Board of Directors of MeridianLink, Inc. on March 30, 2022.
Last revised/reviewed: December 15, 2024. Effective: March 11, 2025.